LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

                      EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                      Nine Months                    Three Months
                                   Ended September 30             Ended September 30
                                    1997       1996                1997       1996

PRIMARY
Average shares outstanding
  (assuming conversion of
  series A preferred stock) ---- 103,480,259 104,587,473      102,578,854 104,635,177
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) --   1,112,934     852,924        1,288,889     627,055
       Total shares
         outstanding ----------- 104,593,193 105,440,397      103,867,743 105,262,232


FULLY DILUTED

Average shares outstanding
  (assuming conversion of
  series A preferred stock) ---- 103,480,259 104,587,413      102,578,854 104,635,177
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) --------   1,385,264     852,924        1,337,108     627,055
       Total shares
         outstanding ----------- 104,865,523 105,440,397      103,915,962 105,262,177


DOLLAR INFORMATION (000's omitted)

       Net Income from Continuing
        Operations -------------    $159,949    $261,705         $124,887    $ 82,956

       Net Income --------------     294,835     370,777          171,254     119,310


PER SHARE INFORMATION

Primary:

       Net Income from Continuing
        Operations -------------       $1.53       $2.48            $1.20       $ .79

       Net Income --------------        2.82        3.52             1.65        1.13

Fully Diluted:

       Net Income from Continuing
        Operations -------------       $1.53       $2.48            $1.20       $ .79

       Net Income --------------        2.81        3.52             1.65        1.13

Notes:  1.  Earnings per share is computed based on the average number of common shares outstanding during each period after assuming conversion of the series A preferred stock.

        2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it is immaterial.